Exhibit (d)(3)

	Marvell Technology Group, LTD
	ID: 77-0481679
Notice of Grant of Award	4th Floor, Windsor Place
and Award Agreement	22 Queen Street, P.O. Box HM 1179
	Hamilton HM EX, Bermuda

Grantee Name	Award Number:	00000000
Address Line 1	Plan:	95-A
City, State, Country, Zip	ID:	0000

Effective 1/2/2008, you have been granted an award of [total number of RSU] restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Marvell Technology Group, LTD -(the Company) common stock.

Subject to any acceleration provisions contained in the Plan, the award will vest in increments on the date(s) shown.

In the event Grantee ceases to be an Employee or Consultant of the Company for any or no reason before Grantee completely vests in the Stock Unit, the unvested portion of the Stock Unit and Grantee’s right to acquire any Shares hereunder will immediately terminate.

Shares	Full Vest
# Shares Vested	1/15/2008
# Shares Vested	2/15/2008
# Shares Vested	3/15/2008
# Shares Vested	4/15/2008
# Shares Vested	5/15/2008
# Shares Vested	6/15/2009
# Shares Vested	7/15/2009
# Shares Vested	8/15/2009
# Shares Vested	9/15/2009

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) these Stock Units are granted under and governed by the terms and conditions of the Plan and the Stock Unit Agreement; (b) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Unit Agreement and the Plan; (c) you understand and agree that the Stock Unit Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

Marvell Technology Group, LTD - PROD	Date

Grantee Name	Date

EXHIBIT A

TERMS AND CONDITIONS OF STOCK UNIT GRANT

1.             Grant. The Company hereby grants to the Grantee named in the Notice of Grant (the “Grantee”) under the Plan an Award of Stock Units, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 11 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2.             Company’s Obligation to Pay. Each Stock Unit represents the right to receive Shares on the date it vests, except that no fractional Share will be issued or delivered, and the Administrator will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. Unless and until the Stock Units will have vested in the manner set forth in Section 3, Grantee will have no right to payment of any such Stock Units. Prior to actual payment of any vested Stock Units, such Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Stock Units that vest in accordance with Section 3 will be paid to Grantee (or in the event of Grantee’s death, to his or her estate), subject to Grantee satisfying any applicable tax withholding obligations as set forth in Section 6.

3.             Vesting Schedule. Subject to Section 4, the Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Grantee in accordance with any of the provisions of this Agreement, unless Grantee maintains Continuous Service from the Date of Grant until the date such vesting occurs.

4.             Forfeiture upon Termination of Status as an Employee or Consultant. Notwithstanding any contrary provision of this Agreement, the balance of the Stock Units that have not vested as of the time of Grantee’s termination of Continuous Service for any or no reason and Grantee’s right to acquire any Shares or cash hereunder will immediately be cancelled.

5.             Death of Grantee. Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee’s designated beneficiary (if such beneficiary designation is received before Grantee’s death), or if no beneficiary survives Grantee, the administrator or executor of Grantee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.             Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Grantee, unless and until satisfactory arrangements (as determined by the Company) will have been made by Grantee with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares (“Withholding Taxes”). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Grantee. The amount withheld will have a Fair Market Value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes pursuant to such procedures as the Company may specify from time to time. The Company may also provide for the payment of Withholding Taxes, in whole or in part, by one of the following alternatives: (a) you provide irrevocable instructions to a Company-designated broker to deliver cash to the Company (or your employer) from your previously established account with such broker equal to the Withholding Taxes; or (b) you provide irrevocable instructions to a Company-designated broker to sell a sufficient number of Shares otherwise deliverable to you having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or applicable laws. If Grantee fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Stock Units otherwise are scheduled to vest pursuant to Sections 3, Grantee will permanently forfeit such Stock Units and any right to receive Shares thereunder and the Stock Units will be returned to the Company at no cost to the Company.

7.             Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee. After such issuance, recordation and delivery, Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.             No Guarantee of Continued Service. GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING GRANTEE) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF STOCK UNITS OR ACQUIRING SHARES HEREUNDER. GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR A CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING GRANTEE) TO TERMINATE GRANTEE’S RELATIONSHIP AS AN EMPLOYEE OR A CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.

9.             Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Marvell Technology Group Ltd., US Headquarters, 5488 Marvell Lane, Santa Clara, CA 95054, or at such other address as the Company may hereafter designate in writing.

10.           Grant is Not Transferable. Except to the limited extent provided in Section 5, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.           Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.           Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Grantee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13.           Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

14.           Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.           Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.           Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

18.           Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Stock Units.

19.           Amendment, Suspension or Termination of the Plan. By accepting this Award, Grantee expressly warrants that he or she has received an Award of Stock Units under the Plan, and has received, read and understood a description of the Plan. Grantee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

20.           Governing Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Stock Units is made and/or to be performed.

21.           Data. You hereby authorize and direct your employer to disclose to the Company or any subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

Your consent to the collection, use and transfer of personal data as described in this paragraph. You understand and acknowledge that the Company, your employer and the Company’s other subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any subsidiary may each transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you deposit shares acquired under the Plan of such Data as may be required for the administration of the and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw consents set forth in this paragraph by contacting the Human Resources Department of the Company in writing.

22.           Attorney’s Fees. If any party brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against the other to enforce the terms of or to declare rights under this Plan or the Option Agreement, in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorney’s fees and costs incurred in bringing and prosecuting or defending such action or enforcing any judgment, order, ruling, or award.